                                                                    EXHIBIT 12.2
                                 PROLOGIS TRUST

               COMPUTATION OF RATIO OF EARNINGS TO COMBINED FIXED
                     CHARGES AND PREFERRED SHARE DIVIDENDS

                         (DOLLAR AMOUNTS IN THOUSANDS)

                                   Nine Months Ended
                                      September 30,                  Year Ended December 31,
                                   ------------------   ------------------------------------------------
                                     1998      1997       1997      1996       1995      1994      1993
                                   --------  --------   --------   --------   -------   -------   ------

Net Earnings from Operations       $ 74,353  $  4,381   $ 32,371   $ 79,384   $47,660   $25,066   $4,412
Add:
     Interest Expense                52,455    39,188     52,704     38,819    32,005     7,568      321
                                   --------   -------   --------   --------   -------   -------   ------
Earnings as Adjusted               $126,808   $43,569   $ 85,075   $118,203   $79,665   $32,634   $4,733
                                   ========   =======   ========   ========   =======   =======   ======

Combined Fixed Charges and
  Preferred Share Dividends:
     Interest Expense              $ 52,455   $39,188   $ 52,704  $ 38,819   $32,005   $7,568    $  321
     Capitalized Interest            14,814    12,863     18,365    16,138     8,599    2,208        98
                                   --------   -------   --------  --------   -------   ------    ------

          Total Fixed Charges      $ 67,269   $52,051   $ 71,069  $ 54,957   $40,604   $9,776    $  419

     Preferred Share Dividends (a)   35,543    26,488     35,318    25,895     6,698        -         -
                                   --------   -------   --------  --------   -------   ------    ------

Combined Fixed Charges and
  Preferred Share Dividends        $102,812   $78,539   $106,387  $ 80,852   $47,302   $9,776    $  419
                                   ========   =======   ========  ========   =======   ======    ======

Ratio of Earnings to Combined
  Fixed Charges and Preferred
  Share Dividends                     1.2       (b)        (b)       1.5       1.7      3.3       11.3
                                   ========   =======   ========   ========  =======   ======    ======




(a)  ProLogis had no preferred shares prior to 1995.

(b) Due to a one-time, charge of $75.4 million relating to the costs incurred in acquiring the management companies from a related party, earnings were insufficient to cover combined fixed charges and preferred dividends for the nine months ended September 30, 1997 by $35.0 milllion and for the year ended December 31, 1997 by $21.3 million.